Exhibit 99.14

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree that only one statement containing the information required by Schedule 13D and any further amendments thereto need to be filed with respect to beneficial ownership by each of the undersigned of shares of common stock, par value $0.001 per share, of EXCO Resources, Inc., a Texas corporation and further agree that this Joint Filing Agreement be included as an exhibit to the Schedule 13D that, as contemplated by Section 13d-1(k)(1(ii), no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate. This Joint Filing Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument

Dated: December 23, 2015	Charles John Wilder, Jr.

	By:	/s/ Charles John Wilder, Jr.

Energy Strategic Advisory Services LLC

	By:	/s/ Charles John Wilder, Jr.
	Name:	Charles John Wilder, Jr.
	Title:	Executive Chairman

Bluescape Resources Company LLC

	By:	/s/ Charles John Wilder, Jr.
	Name:	Charles John Wilder, Jr.
	Title:	Executive Chairman